Exhibit 99.1

SenesTech Announces First Quarter Financial Results

FLAGSTAFF, AZ, May 11, 2017 – SenesTech, Inc. (NASDAQ: SNES), a developer of proprietary technologies for managing animal pest populations through fertility control, today announced its first quarter financial results.

The Company will hold a conference call today at 5:00 pm ET (2:00 pm PT time) to discuss these results and expectations for the coming year.

Recent highlights and key milestones:

The Company began commercialization efforts for its recently approved product, ContraPest, in January, 2017. Progress on commercialization included:

•	ContraPest is now approved in 48 states, with Florida and California in the final approval steps.

•	Product shipments have begun to customers, in our municipal, commercial and professional pest control operator (PCO) segments.

•	Purchase proposals are out to additional customers in these segments, with expansion into animal health facilities (zoos and sanctuaries) and agriculture (protein production facilities).

•	In Hawaii, a project is underway to assess ContraPest as a blocking strategy for rapid rodent increases in sensitive island ecologies.

•	Discussions are proceeding in several European member states regarding conditional use in advance of full registration.

•	News articles with global reach continue to be to be written on ContraPest’s revolutionary technology, including Wired, UANews, Arizona Daily Sun, Pest Control Technology, Phoenix Business Journal, and New Scientist

Management Discussion

“In addition to our trials that are taking place in New York and other key early adopter sites, we have turned our focus on North America sales with the launch of our first marketing campaign, which we call Project Arizona,” said Dr. Loretta P. Mayer, Chair, CEO and co-founder of SenesTech. “As we meet our partnership obligations in Hawaii it is validating our early predictions regarding rodent control - the public wants a safe and sustainable alternative to current strategies: poisons.”

Dr. Mayer continued, “We anticipated that the first quarter would incur certain commercialization startup costs, as we regain the full rights to manufacture and market ContraPest. We anticipate that this will be offset by the increased cash flow from product sales later in the year, when compared to the royalties we might have earned from our licensee. Ultimately, moving from a royalty model to a revenue model is the right move, as we expect to demonstrate in future quarters.”

Financial Results

Revenues for the first quarter were immaterial, as the Company only began commercialization efforts for its recently approved product, ContraPest, in January, 2017.

Operating expense for the quarter was $3.5 million, compared with $2.4 million for the first quarter of 2016. Operating expenses for the first quarter included non-cash equity compensation of $ 1.1 million, which was roughly flat with the first quarter of 2016. The increase in operating expense was attributable largely to commercialization activities.

Adjusted Cash EBITDA, which is a non-GAAP measure of operating performance, was $(2.3) million for the quarter, compared with $(0.9) million for the first quarter of 2016. The Company anticipates that this will continue at approximately $750,000 per month until offset by revenue.

Net loss for the quarter was $3.5 million or $0.34 per basic and diluted share, compared with $2.5 million or $0.56 per basic and diluted share for the first quarter of 2016.

Cash, cash equivalents and highly liquid investments at the end of the quarter were $8.3 million. Extraordinary uses of cash included the payment of $1.0 million to the Company’s former licensee, as a settlement to regain full rights to manufacture and market ContraPest, and $0.2 million in deposits on manufacturing equipment which is anticipated to be placed into service in the second quarter.

Conference Call Information

The Company has scheduled a conference call later today, at 5:00 pm ET, to review these results. Interested parties can access the conference call by dialing (844) 308-3351 or (412) 317-5407 or can listen via a live Internet webcast, which is available in the Investor Relations section of the Company's website at http://senestech.investorroom.com/.

A teleconference replay of the call will be available for three days at (877) 344-7529 or (412) 317-0088, confirmation # 10106665. A webcast replay will be available in the Investor Relations section of the Company's website at http://senestech.investorroom.com/ for 30 days.

Use of Non-GAAP Measure

Adjusted EBITDA is presented herein and is a non-GAAP measure. However, this measure is not intended to be a substitute for those reported in accordance with GAAP. Adjusted EBITDA has been included because management believes that, when considered together with the GAAP figures, it provides meaningful information related to our operating performance and liquidity and can enhance an overall understanding of financial results and trends. See our attached financials for a reconciliation of this non-GAAP measure to the nearest GAAP measure.

About SenesTech

SenesTech has developed an innovative technology for managing animal pest populations through fertility control as opposed to a lethal approach.

The Company's first fertility control product, ContraPest®, is marketed for use initially in controlling rat infestations. ContraPest's novel technology and approach targets the reproductive capabilities of both sexes, inducing egg loss in female rodents and impairing sperm development in males. Using proprietary bait stations, ContraPest is dispensed in a highly palatable liquid formulation that promotes sustained consumption by rodent communities. ContraPest is designed, formulated and dispensed to be safe for handlers and non-target species such as wildlife, livestock and pets, in a biodegradable product. In contrast, the historical approach to managing rodent pest populations, rodenticides, carries a high risk of environmental contamination and the poisoning of non-target animals, pets and children.

We believe our non-lethal approach, targeting reproduction, is more humane, less harmful to the environment, and more effective in providing a sustainable solution to pest infestations than traditional lethal pest management methods. There is currently no other non-lethal fertility control product approved by the Food and Drug Administration (FDA), or the Environmental Protection Agency (EPA), for the management of rodent populations.  We believe ContraPest® will establish a new paradigm in rodent control, resulting in improved performance in rodent control over rodenticides, without the negative environmental effects of rodenticides.  For more information visit the SenesTech website at www.senestech.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in our filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

CONTACT:

Investor: Robert Blum, Joe Dorame, Joe Diaz, Lytham Partners, LLC, 602-889-9700, senestech@lythampartners.com

Company: Tom Chesterman, Chief Financial Officer, SenesTech, Inc, 928-779-4143

SENESTECH, INC.
CONDENSED BALANCE SHEETS
(In thousands, except shares and per share data)

	March 31,	December 31,
	2017	2016
ASSETS	(Unaudited)

Current assets:
Cash and cash equivalents	$5,363	$11,826
Investment in securities held to maturity	2,961	-
Accounts receivable	6	10
Prepaid expenses	247	337
Inventory	111	57
Deposits	205	9
Total current assets	8,893	12,239

Property and equipment, net	702	631
Total assets	$9,595	$12,870

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term debt	$50	$45
Accounts payable	185	351
Accrued contract cancellation settlement	-	1,000
Accrued expenses	662	371
Notes payable, related parties	26	30
Total current liabilities	923	1,797

Notes payable, related parties	-	6
Long-term debt, net	141	138
Common stock warrant liability	60	69
Deferred rent	38	33
Total liabilities	1,162	2,043

Commitments and contingencies (See note ??)	-	-
Stockholders' equity:
Common stock, $0.001 par value, 100,000,000 shares authorized, 10,161,042 and 10,157,292
shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	10	10
Additional paid-in capital	72,826	72,069
Stock subscribed, but not issued, consisting of 44,750 and 4,750
shares at March 31, 2017 and December 31, 2016, respectively	363	59
Accumulated deficit	(64,766)	(61,311)
Total stockholders' equity	8,433	10,827

Total liabilities and stockholders' equity	$9,595	$12,870

See accompanying notes to financial statements.

SENESTECH, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except shares and per share data)
(Unaudited)

	For the Three Months
	Ended March 31,
	2017	2016

Revenue:
License revenue	$-	$46
Sales	7	-
Total revenue	7	46
Cost of sales	4	-
Gross profit	3	46

Operating expenses:
Research and development	823	470
General and administrative	2,639	1,975
Total operating expenses	3,462	2,445

Net operating loss	(3,459)	(2,399)

Other income (expense):
Interest income	10	-
Interest expense	(13)	(31)
Interest expense, related parties	(1)	(17)
Loss on extinguishment of unsecured promissory note	-	(9)
Other income (expense)	8	(32)
Total other income (expense)	4	(89)

Net loss	(3,455)	(2,488)

Series A convertible preferred stock dividends	-	(30)

Net loss and comprehensive loss	$(3,455)	$(2,518)

Weighted average common shares outstanding - basic and fully diluted	10,160,917	4,409,135

Net loss per common share - basic and fully diluted	$(0.34)	$(0.56)

See accompanying notes to financial statements.

SENESTECH, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Three Months
	Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,455)	$(2,488)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on investments held to maturity	(9)	-
Amortization of discounts on investments held to maturity	5	-
Depreciation and amortization	59	46
Stock-based compensation	1,061	1,131
Non-cash charge for settlement of dispute	-	300
Amortization of debt discount	-	20
(Gain) Loss on remeasurement of common stock warrant liability	(9)	2
Loss on extinguishment of unsecured promissory note	-	9
(Increase) decrease in current assets:
Accounts receivable	4	13
Prepaid expenses	90	-
Inventory	(54)	-
Deposits	(196)	-
Increase (decrease) in current liabilities:
Accounts payable	(166)	108
Accrued contract cancellation settlement	(1,000)	-
Accrued expenses	291	38
Deferred rent	5	-
Deferred revenues	-	(46)
Net cash used in operating activities	(3,374)	(867)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities held to maturity	(2,957)	-
Purchase of property and equipment	(130)	(7)
Net cash used in investing activities	(3,087)	(7)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds received on unissued shares of common stock	-	50
Proceeds from the issuance of series B convertible preferred stock	-	671
Proceeds from the issuance of notes payable	21	326
Repayments of notes payable	(6)	(2)
Repayments of notes payable, related parties	(10)	(35)
Repayments of capital lease obligations	(7)	(5)
Payment of deferred offering costs	-	(216)
Proceeds from exercise of stock options and warrants	-	195
Net cash (used in) provided by financing activities	(2)	984

NET CHANGE IN CASH	(6,463)	110
CASH AT BEGINNING OF PERIOD	11,826	141
CASH AT END OF PERIOD	$5,363	$251

SUPPLEMENTAL INFORMATION:
Interest paid	$14	$16
Income taxes paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of series B convertible preferred stock in connection with conversion of convertible notes and notes payable	$-	$16
Issuance of shares of common stock upon conversion of Series B convertible preferred stock	$-	$260
Debt discount on convertible notes	$-	$9
Original issue discount	$-	$179

See accompanying notes to financial statements.

SenesTech Inc.

Itemized Reconciliation Between Net Loss and Non-GAAP Adjusted EBITDA

For the Three Months Ended March 31, 2017 and 2016

(Unaudited)

	For the Three Months
	Ended March 31,
	2017	2016
Net Loss (As Reported, GAAP)	(3,455)	(2,518)

Non-GAAP Adjustments (in thousands):
Interest and dividends	4	78
Stock-based compensation	1,061	1,131
Non-cash charge for settlement of dispute	-	300
Gain on investments held to maturity	(9)	-
Amortization and accretion:
Change in fair value of derivative	(9)	2
Amortization of debt discount and deferred financing costs	-	20
Amortization of discounts on investments held to maturity	5	-
Loss on extinguishment of unsecured debt	-	9
Depreciation expense	59	46
Total of non-GAAP adjustments	1,111	1,586

Adjusted EBITDA Loss (Non-GAAP)	(2,344)	(932)